Form 10-K, Exhibit 13
period 1995-09-30
CAVCO INDUSTRIES INC
filed 1995-12-28
CIK 278166

                      REPORT TO SHAREHOLDERS FOR QUARTER ENDED DECEMBER 31, 1994

To our shareholders:

Cavco Industries, Inc. achieved record levels of sales and earnings for the first quarter ended December 31, 1994. Sales for the quarter were $30,140,661, a 42 percent improvement over the $21,219,830 reported last year. Net income from continuing operations was $1,628,149 or $.48 per share, a 89 percent improvement over the $860,622 or $.26 per share reported for the similar period last year. Net income was $1,461,734 or $.43 per share, a 56 percent increase over the $934,057 or $.28 per share reported for the same period last year.
All per share results have been adjusted for a three-for-two stock split effective December 1994.

During the past year, manufactured housing units shipped showed a 20 percent improvement over the prior year. Industry analysts are projecting continued improvement; however, the increase in interest rates may slow industry demand. With the production capacity we have added, our sold financial position and strong management team we feel we are well positioned for future growth.

Sincerely,
A.R. Ghelfi, President

                          SUMMARY OF FINANCIAL RESULTS

         CONDENSED STATEMENTS OF EARNINGS                                                        THREE MONTH PERIOD
                                                                                                  ENDED DECEMBER 31,
                                                                                           1994                     1993
                                                                                        -----------             -----------
Net sales                                                                               $30,140,661             $21,219,830
Earnings from continuing operations before income taxes                                   2,726,849               1,435,122
Income taxes                                                                              1,098,700                 574,500
Net earnings from continuing operations                                                   1,628,149                 860,622
Net earnings (loss) from discontinued operations                                           (166,415)                 73,435
Net earnings                                                                              1,461,734                 934,057
Earnings per share from continuing operations                                                   .48                     .25
Earnings (loss) per share from discontinued operations                                         (.05)                    .03
Earnings per share                                                                             .43                      .28

         CONDENSED BALANCE SHEETS

                                                                                        DECEMBER 31,           SEPTEMBER 30,
                                                                                            1994                   1994
                                                                                        ------------           -------------
ASSETS
Current Assets                                                                          $22,834,857             $26,091,040
Net property, plant and equipment                                                         9,041,859               8,529,885
Net assets under lease                                                                    4,867,126               3,594,677
Other assets                                                                              4,237,451               3,662,811
                                                                                       ------------             -----------
  Total assets                                                                          $40,981,293             $41,878,513
                                                                                        ===========             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                                     $15,468,290             $17,719,922
Long-term debt                                                                            5,302,901               5,413,980
Other liabilities                                                                           602,824                 599,067
Stockholders' equity                                                                     19,607,278              18,145,544
                                                                                        -----------             -----------
  Total liabilities and stockholder's equity                                            $40,981,293             $41,878,513
                                                                                        ===========             ===========

            REPORT TO SHAREHOLDERS FOR QUARTER ENDED MARCH 31, 1995

To our shareholders:

We are pleased to report financial results for the second-quarter and six-month periods ended March 31, 1995. For the second quarter, net sales were $28,506,700, a 17 percent improvement over the $24,247,343 reported last year. Net income from continuing operations was $956,026 or $.28 per share, compared to the $882,844 or $.26 per share reported for the similar period last year. Net income was $926, 761 or $.27 per share compared to the $951,077 or $.28 per share reported for the same period last year.

Through the six months ended March 31, 1995, net sales were $58,647,361, a 28 percent increase over the $45,467,173 reported last year. Net income from continuing operations was $2,584,174 or $.76 per share compared to the $1,743,466 or $.51 per share reported for the same period last year. Net income was $2,388,494 or $.70 per share, compared to $1,885,134 or $.55 per share for the similar period last year. All per share results have been adjusted for a three-for-two stock split effective December 1994.

As we enter the third quarter we have seen some softness in order rates and a decline in our backlogs. We have initiated several dealer incentive programs and value added packages to our customers. These programs have been well received and while sales levels will remain in line with expectations, profit margins will be negatively impacted during the current quarter.

However, the recent decline in interest rates has stimulated sales activity and we are anticipating stronger sales and earnings during the fourth quarter that ends September 30, 1995. We are reviewing several new marketing concepts and look forward to reporting our progress.

Sincerely,
A.R. Ghelfi, President

            REPORT TO SHAREHOLDERS FOR QUARTER ENDED MARCH 31, 1995


                          SUMMARY OF FINANCIAL RESULTS



CONDENSED STATEMENTS OF EARNINGS                                     THREE MONTH PERIOD                SIX MONTH PERIOD
                                                                        ENDED MARCH 31,                 ENDED MARCH 31
                                                                    1995              1994             1995          1994
                                                                -----------      -----------      -----------      -----------
Net sales                                                       $28,506,700      $24,247,343      $58,647,361      $45,467,173
Earnings from continuing operations before income taxes           1,583,826        1,472,404        4,310,674        2,907,569
Income taxes                                                        627,800          589,560        1,726,500        1,164,060
Net earnings from continuing operations                             956,026          882,844        2,584,174        1,743,509
Net earnings (loss) from discontinued operations                    (29,265)          68,233         (195,680)         141,625
Net earnings                                                        926,761          951,077        2,388,494        1,885,134
Earnings per share from continuing operations                           .28              .26              .76              .52
Earnings (loss) per share from discontinued operations                 (.01)             .02             (.06)             .04
Earnings per share                                                     $.27              .28              .70              .56


                         CONDENSED BALANCE SHEETS


                                                                                   MARCH 31,                    SEPTEMBER 30,
                                                                                     1994                           1994
                                                                                 -----------                    -------------
ASSETS
Current Assets                                                                   $22,246,359                     $26,091,040
Net property, plant and equipment                                                  9,362,997                       8,529,885
Net assets under lease                                                            10,276,754                       3,594,677
Other assets                                                                       4,514,994                       3,662,811
                                                                                 -----------                     -----------
    Total assets                                                                 $46,401,095                     $41,878,513
                                                                                 ===========                     ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                              $15,029,062                     $17,719,922
Long-term debt                                                                    10,139,895                       5,413,980
Other liabilities                                                                    698,100                         599,067
Stockholders' equity                                                              20,534,038                      18,145,544
                                                                                 -----------                     -----------
     Total liabilities and stockholders' equity                                  $46,401,095                     $41,878,513
                                                                                 ===========                     ===========

             REPORT TO SHAREHOLDERS FOR QUARTER ENDED JUNE 30, 1995

To our shareholders:

For the third quarter ended June 30, 1995, net sales were $25,914,959 compared to the $22,188,008 reported last year. Net income from continuing operations was $499,164 or $.15 per share compared to the $704,527 or $.20 per share reported for the similar period last year. Net income was $494,024 or $.15 per share compared to the $889,017 or $.26 per share reported for the same period last year.

Through the nine months, net sales were $84,562,320, a 24 percent increase over the $67,655,181 reported last year. Net income from continuing operations was $3,083,338 or $.91 per share compared to the $2,448,035 or $.72 per share reported for the same period last year. Net income was $2,882,518 or $.85 per share compared to the $2,774,151 or $.82 per share for the similar period last
year.   All per share results have been adjusted for a three-for-two stock split effective December 1994.

While disappointed with the decline in earnings during the quarter, the recent decline in interest rates has had a favorable impact on our business. At the current time, our order rates and backlogs have shown substantial improvement. This, combined with recent price increases, should result in improved profitability during the fourth quarter over the third quarter.


Sincerely,
A.R. Ghelfi, President

             REPORT TO SHAREHOLDERS FOR QUARTER ENDED JUNE 30, 1995


                          SUMMARY OF FINANCIAL RESULTS



CONDENSED STATEMENTS OF EARNINGS                          THREE MONTH PERIOD                    NINE MONTH PERIOD
                                                             ENDED JUNE 30,                        ENDED JUNE 30,

                                                         1995               1994               1995               1994
                                                     -----------         ----------        -----------         -----------
Net sales                                            $25,914,959        $22,188,008        $84,562,320         $67,655,181
Earnings from continuing operations before
 income taxes                                            766,864          1,173,267          5,077,538           4,080,835
Income taxes                                             267,700            468,740          1,994,200           1,632,800
Net earnings from continuing operations                  499,164            704,527          3,083,338           2,448,035
Net earnings (loss) from discontinued operations          (5,140)           184,490           (200,820)            326,116
Net earnings                                             494,024            889,017          2,882,518           2,774,151
Earnings per share from continuing operations                .15                .21                .91                 .72
Earnings (loss) per share from discontinued
 operations                                                  .00                .05               (.06)                .10
Earnings per share                                           .15                .26                .85                 .82

CONDENSED BALANCE SHEETS                             DECEMBER 31,      SEPTEMBER 30,
                                                         1994              1994
                                                     ------------      -------------
ASSETS
Current Assets                                       $24,245,053        $26,091,140
Net property, plant and equipment                      9,680,122          8,529,885
Net assets under lease                                11,538,335          3,594,677
Other assets                                           4,631,284          3,662,811
                                                     -----------        -----------
   Total assets                                      $50,094,794        $41,878,513
                                                     ===========        ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $16,427,026        $17,719,922
Long-term debt                                        11,846,611          5,413,980
Other liabilities                                        793,095            599,067
Stockholders' equity                                  21,028,062         18,145,544
                                                     -----------        -----------
    Total liabilities and stockholders' equity       $50,094,794        $41,878,513
                                                     ===========        ===========